Exhibit 10.35
FORM OF
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
This Confidential Separation Agreement and General Release of Claims (this “Agreement”) is entered into by [_________] (“Employee”) and SailPoint Technologies Holdings, Inc. (“HoldCo”, and together with its subsidiaries and affiliates, including SailPoint Technologies, Inc. (“Employer”), collectively referred to herein as the “SailPoint Entities” and each individually, a “SailPoint Entity”) as of the Effective Date (as defined below).
WHEREAS, Employee’s employment with Employer will end as provided in Section 1 of this Agreement;
WHEREAS, the parties desire to enter into this Agreement to memorialize the parties’ rights and obligations with respect to Employee’s transition out of and separation from Employer.
NOW, THEREFORE, the parties agree as follows:

1.Separation Date. Employee’s employment with Employer shall end on [_________] (the “Separation Date”). As of the Separation Date, Employee is terminated as an employee of Employer. Employee hereby resigns from any position Employee holds with a SailPoint Entity and its affiliates and agrees not to hold himself/herself out as a partner, member, director, officer, employee or as otherwise affiliated with Employer or any of its affiliates (including on social media) after the Separation Date. Employee represents and warrants that, except as explicitly set forth in this Agreement, Employee has been paid all compensation due and owing to Employee as of the date Employee executes this Agreement.
2.Payments to Employee. The parties acknowledge and agree that the releases set forth in this Agreement constitute the release of claims referred to in Article 3.3 of the SailPoint Technologies Holdings, Inc. Severance Pay Plan and Summary Plan Description, effective as of November 6, 2018 (the “Severance Plan”). Pursuant to the terms of and in satisfaction of HoldCo’s obligations under the Severance Plan, and provided that Employee executes this Agreement on or within the twenty-one calendar days immediately following the Separation Date, does not revoke this Agreement, and at all times complies with the terms of this Agreement, Employer shall (a) pay Employee severance in the total aggregate amount of $[_________] in a lump sum (less all applicable taxes and other required or authorized deductions and withholdings) on the 60th day following the Separation Date and (b) to the extent Employee properly elects COBRA (as defined in the Severance Plan), provide to Employee the COBRA Continuation Benefit (as defined in the Severance Plan) for a period of [_________] months following the Separation Date (collectively, the “Severance”).
3.Release. For good and valuable consideration, including the Severance (which payments and benefits Employee acknowledges and agrees are provided pursuant to the Severance Plan and represent the entirety of the payments and benefits to which Employee shall be entitled), Employee hereby irrevocably (except as explicitly set forth in Section 3(d) of this Agreement) releases, discharges and forever acquits each SailPoint Entity and each of the foregoing entities’ respective past present and future parents, subsidiaries, affiliates, owners, stockholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors, shareholders, and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by Employer or any of its affiliates or subsidiaries

Exhibit 10.35
and all fiduciaries and administrators of any such plans, including in their personal and representative capacities, (each a “Released Party” and collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed against or with respect to the Released Parties, including those related to Employee’s employment or affiliation with any Released Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to Employee signing this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including any alleged violations arising out of or relating to: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Civil Rights Act of 1991; (iii) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) the Immigration Reform Control Act, as amended; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the National Labor Relations Act, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (x) the Worker Adjustment and Retraining Notification Act of 1988, as amended; (xi) the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act) (“ADEA”); (xii) the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and other statutes and the common law of the state of Texas or any municipality or locality; (xiii) any federal, state or local anti-discrimination or anti-retaliation law; (xiv) any federal, state or local wage and hour law; (xv) any other local, state or federal law, regulation or ordinance; (xvi) the failure of any employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Released Parties are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; (xvii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (xviii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or relating to any Released Claim (as defined below); (xix) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based plan with any Released Party, severance plan (including the Severance Plan), or to any ownership interest in any Released Party; (xx) any and all matters arising out of Employee’s status as a holder, awardee or grantee of any equity of any Released Party; and (xxi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS AGREEMENT INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES ARISING BEFORE EMPLOYEE SIGNS THIS AGREEMENT.
(a)The Released Claims do not include (i) any rights or claims that may first arise after the time that Employee executes this Agreement (including Employee’s right to enforce this Agreement); (ii) any rights or claims under the Texas Unemployment Compensation Act (Tex. Lab. Code Ann §§ 201.001 to 215.044) or the Texas Workers’ Compensation Act (Tex. Lab. Code Ann. §§ 401.001 to 506.002); (iii) any claims to vested benefits under an employee benefit plan of a Released Party that is subject to

Exhibit 10.35
ERISA (including any rights to vested benefits under health and retirement plans); [or] (iv) any other rights that cannot be waived by private agreement under law[; or the Indemnification Agreement between HoldCo and Employee].
(b)Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Texas Workforce Commission, Civil Rights Division, or any other governmental agency (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from any Released Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Employee agrees to donate any non-waivable monetary recovery to a charity designated by Employer or any successor thereof. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency, including pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(c)It is Employee’s intention that this Section 3 is a general release which shall be effective as a bar to each and every claim, demand or cause of action it releases. Employee recognizes that Employee may have some claim, demand or cause of action against the Released Parties of which Employee is unaware and unsuspecting, that Employee is giving up by execution of this Agreement. It is Employee’s intention in executing this Agreement that it will deprive Employee of each Released Claim and prevent Employee from asserting it against the Released Parties. Employee represents that Employee has made no assignment or transfer of any right or Released Claim covered by this Agreement and that Employee further agrees that Employee is not aware of any such right or Released Claim covered by this Agreement.
(d)Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (i) Employee’s waiver and release contained herein do not apply to any rights or claims that may arise after the date Employee executes this Agreement; (ii) Employee has been, and is hereby advised in writing, that Employee has the right to consult with an attorney prior to executing this Agreement; (iii) Employee has twenty-one calendar days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier but not before the Separation Date, thereby waiving Employee’s right to review this Agreement for a full twenty-one calendar days); (iv) Employee has seven calendar days following Employee’s execution of this Agreement to revoke this Agreement (the “Revocation Period”); and (v) this Agreement will not be effective until the date following the expiration of the Revocation Period, which will be the eighth calendar day after this Agreement is executed by Employee (the “Effective Date”). Revocation of this Agreement by Employee must be in writing and e-mailed to the Chief People Officer prior to the end of the Revocation Period.

Exhibit 10.35
4.Return of Released Parties’ Property. Upon Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee has returned to Employer all property of the Released Parties in Employee’s possession, custody, or control (including phones, computers, keys, electronic devices, office equipment, records, identification cards, files, reports, computer disks, rolodexes, electronic passwords, and documents containing confidential or business information, whether in hard copy or electronic format).
5.Confidentiality, Non-Disparagement and Defend Trade Secrets Act.
(a)Employee will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information at any time. “Protected Information” means any and all non-public, trade secret, confidential or proprietary information of the Released Parties accessed by or provided to Employee prior to the Separation Date; provided, however, that Protected Information shall not include: (i) information that becomes generally known to the public without violation of this Agreement or any other confidentiality obligation, and (ii) information that is disclosed to Employee by another party who is under no obligation of secrecy and has a bona fide right to disclose the information.
(b)Employee shall not (and shall not cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish, or communicate to any person or entity any statement, comment, or remark, whether written or oral, which in any way disparages, defames or is negative regarding, or could reasonably be expected to impugn the personal or professional character, reputation, or integrity of the Released Parties, their customers, clients, suppliers, investors, and other associated third parties, or their investments, businesses, business practices, prospects, products, or services.
(c)Nothing in this Agreement shall prohibit or restrict Employee or Employee’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Released Parties that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer or its affiliates for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

Exhibit 10.35
6.No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
7.Confidentiality of Agreement. Employee agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to Employee’s immediate family and any tax, legal, or other counsel Employee has consulted regarding the meaning or effect hereof or as required by law, and Employee will instruct each of the foregoing not to disclose the same to anyone.
8.Savings Clause. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs or re-executes this Agreement.
9.Governing Law; Dispute Resolution. This Agreement will be governed, construed, and interpreted under the laws of Texas, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The parties hereby consent to exclusive jurisdiction and venue for any disputes under this Agreement in the federal, state, and local courts located in Travis County, Texas, as well as any courts having appellate jurisdiction over such courts.
10.Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.
11.Assignment; Third-Party Beneficiaries. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases above, and it may be enforced by each of them.
12.Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, any restrictive covenant, confidentiality, and intellectual property agreement previously entered into by Employee, including Employee’s Proprietary Information, Inventions Assignment and Protective Covenants Agreement entered into with Employer, remains in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.
13.Headings; Interpretation. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated. The words

Exhibit 10.35
“include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” unless the context of this Agreement otherwise requires. The word “or” shall have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise.
14.At-Will Employment. Nothing in this Agreement constitutes a contract for employment or modifies Employee’s status as an at-will employee prior to the Separation Date.

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Exhibit 10.35
IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective for all purposes as provided above.
Employee:

Date    [_________]

HoldCo:

Date    By: [_________]